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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
 Barbeques Galore Limited:

  We consent to the incorporation by reference in the Registration Statement (No. 333-46529) on Form S-8 of Barbeques Galore Limited of our report dated March 10, 1999 relating to the consolidated balance sheets of Barbeques Galore Limited and subsidiaries as of January 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended January 31, 1999 and 1998 and the seven months ended January 31, 1997, which report appears in the January 31, 1999 annual report on Form 20-F of Barbeques Galore Limited.

/s/ KPMG

April 29, 1999
Sydney, Australia